Exhibit 10.2

SEPARATION, RELEASE AND REPURCHASE AGREEMENT

This Separation, Release and Repurchase Agreement (this “Agreement”) is made and entered into as of July 19, 2012 (the “Effective Date”), by and among PrinceRidge Partners LLC, a Delaware limited liability company (the “Company”), PrinceRidge Holdings LP, a Delaware limited partnership (the “Partnership,” and together with the Company, “PrinceRidge”), IFMI, LLC, a Delaware limited liability company (“IFMI”), Institutional Financial Markets, Inc., a Maryland corporation (“IFMI Parent”), and John P. Costas (“Executive”).

RECITALS

WHEREAS, Executive served as the Chairman of the Company;

WHEREAS, on July 15, 2012, the Board of the Company removed Executive as the Chairman of the Company;

WHEREAS, thereafter Executive continued as an officer of the Company;

WHEREAS, Executive, the Partnership, the Company, IFMI and IFMI Parent are parties to that certain Executive Agreement dated May 31, 2011 (the “Executive Agreement”);

WHEREAS, Executive and the Partnership are parties to that certain Amended and Restated Supplementary Agreement dated May 31, 2011 (the “Supplementary Agreement”) entered into in accordance with Section 3.02 of the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated May 31, 2011, as may be amended from time to time (the “Partnership Agreement”);

WHEREAS, pursuant to the Executive Agreement, Executive was awarded 424,371 shares of restricted common stock of IFMI Parent (the “Restricted Shares”) and a number of restricted profit and equity units of the Partnership equal to 2.5% of the outstanding profit and equity units (the “Restricted Units”);

WHEREAS, Executive desires to sell and has requested that the Company and the Partnership repurchase 209 Profit Units and 209 Equity Units (in each case as defined in the LLC Agreement) of the Company (together, the “Company Units”) and 21,058 Profit Units and 21,281 Equity Units (in each case as defined in the Partnership Agreement) of the Partnership (the “Partnership Units,” and together with the Company Units, the “Securities”), respectively, beneficially owned and held of record by Executive, upon the terms and conditions set forth herein;

WHEREAS, each of the parties hereto wish to fully and finally resolve all issues concerning Executive’s employment relationship, board service and other associations with the Company, the Partnership, IFMI, IFMI Parent and their respective Affiliates; and

WHEREAS, the Board of the Company has unanimously approved this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in the Partnership Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Executive Agreement.

2. Employment Separation. Effective on the Effective Date, Executive’s employment with the Company, the Partnership, IFMI, IFMI Parent and/or any of their respective Affiliates shall cease. The Term of the Executive Agreement shall terminate on the Effective Date. The Supplementary Agreement shall terminate on the Effective Date. The Effective Date shall constitute the “Withdrawal Date” for purposes of each of the Partnership Agreement and the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated May 31, 2011, as may be amended from time to time (the “LLC Agreement”), and effective at such time, Executive shall not be a Member of the Company or a Partner of the Partnership.

3. Return of Property and Associated Expenses. Immediately following the Effective Date, Executive shall return to Milly Cashman all tangible property of the Company, the Partnership, IFMI and their respective Affiliates in Executive’s possession or under Executive’s custody or control. Executive also must use his reasonable best efforts to destroy or safeguard all PrinceRidge-related electronically stored information (including but not limited to emails) in Executive’s possession, including on any personal computer and/or other storage devices or equipment or personal email accounts. Notwithstanding the prior sentence, PrinceRidge recognizes that Executive was a founder of PrinceRidge and, as such, may have PrinceRidge-related information stored in multiple locations, including computers and/or storage devices; therefore, and for the avoidance of doubt, Executive shall not be required to destroy any personal computer which may possibly store any of such information, but Executive shall treat any such PrinceRidge-related information (including any computer and/or storage device on which such information is stored) with the same care and take such steps as are necessary to protect such PrinceRidge-related information as if such PrinceRidge-related information was (or any such computers and/or storage devices contained) his own personal or confidential information. Notwithstanding the foregoing, (i) Executive shall be entitled to retain copies of agreements with the Company, the Partnership, IFMI or IFMI Parent in which he retains rights or obligations following the Effective Date, (ii) with respect to any tangible property of PrinceRidge discovered by Executive to be in his possession on or after the Effective Date, Executive may either return to PrinceRidge, safeguard or destroy such property.

4. Post-Employment Obligations. Executive acknowledges and agrees that he shall be bound by the post-employment obligations set forth in the Executive Agreement, including but not limited to the covenants set forth in Section 6 and Section 7 of the Executive Agreement, provided that the restrictions set forth in Section 6.2(b) of the Executive Agreement shall not apply to any immediate family members of either Executive or Michael T. Hutchins.

5. Purchase and Sale of Securities. Executive hereby agrees to sell, and PrinceRidge hereby agrees to purchase, the Securities on the Effective Date, in accordance with, and subject to, the terms and conditions set forth herein, including payment of the Purchase Price.

6. Consideration. Subject to the terms and conditions set forth herein, in consideration of the sale of the Securities by Executive to PrinceRidge, PrinceRidge shall pay to Executive $4,117,298.54 (the “Purchase Price”). The parties acknowledge and agree that as of May 31, 2012 the aggregate value of Executive’s capital accounts in both the Company and the Partnership based upon the books and records of PrinceRidge and calculated in accordance with generally accepted accounting principles consistently applied with past practice (the “Capital Account Value”) was $3,117,298.54. The Purchase Price shall be payable in accordance with Section 7 below. The closing of the purchase of the Securities shall occur on the Effective Date and, in connection therewith, Executive shall deliver to PrinceRidge an executed Assignment in the form set forth in Exhibit A attached hereto. In addition, PrinceRidge shall pay, on the next regular payroll date following the Effective Date, $2,778.00 representing the accrued and unpaid amount of Executive’s Guaranteed Payment in accordance with the Company’s normal payroll procedures. Following the Effective Date and prior to December 31, 2013, Executive may elect to conduct an appraisal of PrinceRidge at his own expense for the purpose of determining the fair market value of the Securities, and PrinceRidge agrees to cooperate with Executive and his agent with respect to providing reasonable documentation required to complete such appraisal; any information provided by PrinceRidge in connection therewith shall be confidential information for purposes of Executive’s continuing obligations under Section 6 of the Executive Agreement.

7. Payment Terms. The Purchase Price shall be paid in cash by PrinceRidge to Executive on the Effective Date.

8. Resignations. On the date hereof, Executive shall deliver to PrinceRidge a notice, in the form set forth in Exhibit B attached hereto, whereby Executive shall resign from all positions and offices of PrinceRidge and IFMI and their respective Affiliates and relinquish his right as a Board Observer of IFMI Parent. Following the Effective Date, Executive shall not be deemed an officer or manager of the Company or the Partnership for any purpose.

9. [Reserved]

10. Forfeiture of Equity Awards. Effective on the Effective Date, all of the unvested equity awards Executive has received from PrinceRidge, IFMI, IFMI Parent and their respective Affiliates, including but not limited to the Restricted Shares and the Restricted Units, shall be forfeited.

11. Non-Disparagement. Executive agrees that he shall not engage in any activity or make any statement that may disparage or reflect negatively on PrinceRidge, IFMI, IFMI Parent, any of their respective subsidiaries, or any officers, managers, partners, members or employees of any of the foregoing. Each of PrinceRidge, IFMI and IFMI Parent agrees that it shall not, and it shall cause its executive officers, the IFMI Managers (as such term is defined in the LLC Agreement), any entity that is controlled by PrinceRidge (the “Control Entities”), and the executive officers of the Control Entities not to, and PrinceRidge shall advise the remaining partners and members of PrinceRidge not to, engage in any activity or make any statement that may disparage or reflect negatively on Executive. However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with an obligation to testify truthfully in any legal, judicial or regulatory forum; or (ii) to restrict or otherwise interfere with any right and/or obligation to contact, cooperate with or provide information to any government agency or commission.

12. Release by Executive.

(a) General Release. For Executive and his respective heirs, administrators, executors, agents, beneficiaries and assigns, Executive hereby waives, releases and forever discharges to the maximum extent of law the Released Parties (as defined in subparagraph (d) below) of and from any and all Claims (as defined in subparagraph (c) below). This General Release of Claims by Executive (“Release”) covers all Claims Executive has or may have against the Released Parties (as defined in subparagraph (d) below) arising from the beginning of time up to and including the date Executive signs this Agreement.

(b) Exclusions. Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims relating to a breach of this Agreement; (d) Claims relating to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (e) Claims relating to employee benefit plans; (f) Claims relating to the exculpation or indemnification of Executive under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.6 and 5.7 of the Executive Agreement; (g) Claims relating to fraud (to the extent material to Executive), embezzlement, theft or criminal misconduct by the Released Parties against Executive which were unknown to Executive on the Effective Date and which Executive should not have known on or prior to the Effective Date; and (h) Claims which legally may not be waived. In addition, this Release will not operate to limit or bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or any other federal, state or local government agency or commission and to participate in an investigation by the EEOC and/or such other federal, state or local government agency or commission, although the Release does bar Executive’s right to recover any personal relief if Executive files a Claim or anyone files a Claim (as defined below) on Executive’s behalf. For the avoidance of doubt, nothing in this Agreement shall limit or restrict Executive’s rights under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.6 and 5.7 of the Executive Agreement. Notwithstanding the foregoing, each of the Company and the Partnership hereby (i) acknowledges the validity of that certain Letter Agreement, dated as of April 19, 2011 (the “Letter Agreement”), by and among Executive and the other members and partners of the Company and the Partnership as of such date, and (ii) agrees that this Section 12 shall not interfere with the rights and obligations of the parties to the Letter Agreement.

The following provisions further explain this Release:

(c) Definition of Claims. Except as stated above, “Claims” includes, without limitation, all actions or demands of any kind that Executive now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, those that Executive may have already asserted or raised as well as those that Executive has never asserted or raised. By agreeing to this Release, Executive is waiving, to the maximum extent permitted by law, any and all Claims which Executive has or may have against Released Parties (as defined in subparagraph (d) below) arising out of or relating to any conduct, matter, event or omission existing or occurring before Executive signs this Agreement, including but not limited to the following:

•	any Claims having anything to do with Executive’s employment by or associations with PrinceRidge, IFMI, IFMI Parent and any of their respective Affiliates;

•	any Claims having anything to do with the termination of Executive’s employment with PrinceRidge, IFMI, IFMI Parent and any of their respective Affiliates;

•

any claims under the Partnership Agreement, the LLC Agreement, the Contribution Agreement dated April 19, 2011 by and among Executive, PrinceRidge and the other parties thereto (the “Contribution Agreement”), the Executive Agreement, and the Supplementary Agreement;

•

any claims for severance, bonuses, fees, receivables, equity, equity awards, commissions, draws and/or other compensation or payments of any kind, in each case whether unpaid, withheld, undelivered or otherwise;

•

any breach of contract Claims (whether express or implied, oral or written), including, without limitation, any Claims under the Partnership Agreement, the LLC Agreement, the Contribution Agreement, the Executive Agreement, and the Supplementary Agreement;

•	any Claims for reimbursement of expenses of any kind;

•	Tort Claims, such as for defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, the New York Human Rights Law, the New York City Human Rights Law, the New York State Executive Law, the New York Labor Law, and the New York City Administrative Code) and any claims for retaliation under any of the foregoing laws;

•	any Claims under the Occupational Safety and Health Act, and similar state and local laws;

•	any Claims under the New York State Workers Adjustment and Retraining Notification Act;

•	any Claims regarding leaves of absence, including under the Family and Medical leave Act;

•	any Claims arising under the Immigration Reform and Control Act;

•	any Claims arising under the National Labor Relations Act;

•	any Claims arising under the Sarbanes-Oxley Act and the Dodd-Frank Act;

•	any Claims for violation of public policy;

•	any whistleblower or retaliation Claims;

•	any Claims for emotional distress or pain and suffering;

•

any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation; and/or

•	any Claims for attorneys’ fees, including litigation expenses and all costs other than as set forth in Section 16(n) of this Agreement.

The foregoing list is intended to be illustrative and is not exhaustive.

(d) Definition of Released Parties. “Released Parties” includes without limitation PrinceRidge, IFMI, IFMI Parent, each of their respective past, present and future parents, members, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, and all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing and each of their respective successors and assigns.

(e) Acknowledgment of Scope of Release. Executive declares and agrees that any Claims Executive may have incurred or sustained may not be fully known to Executive and may be more numerous and more serious than Executive now believes or expects. Further, in making this Agreement, Executive relies wholly upon Executive’s own judgment of the future development, progress and result of any Claims, both known and unknown, and acknowledges that Executive has not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding any Claims made by individuals or entities who are within the definition of Released Parties in subparagraph (d).

(f) Adequacy of Consideration. Executive acknowledges and agrees that the consideration set forth herein:

•	is not required by any policy, plan or prior agreement;

•	constitutes adequate consideration to support the Release in subparagraph (a) above; and

•	fully compensates Executive for the Claims Executive is releasing.

Executive further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims. For purposes of this paragraph, “consideration” means something of value to which Executive is not already entitled.

13. Release by PrinceRidge et al. In consideration of Executive’s promises as stated herein, each of PrinceRidge, IFMI, IFMI Parent, and each Control Entity hereby voluntarily, knowingly and irrevocably releases and discharges Executive, his successors, assigns, and agents (in their individual and representative capacities), from any and all claims, complaints, rights, action, causes of action, lawsuits, debts, contracts, controversies, agreements, promises, damages, judgments, demands, or obligations whatsoever that any such party now has or may have or claim in the future, of whatever kind or description, either in law or in equity, based on whatever legal theory, whether known or unknown, suspected or unsuspected, whether or not asserted and/or raised, arising from the beginning of time up to and including the Effective Date, and arising from or relating to, directly or indirectly, any conduct, matter, event or omission existing or occurring before the Effective Date (collectively, “PR Claims”), except for (a) any PR Claims relating to (1) fraud, to the extent material to the financial condition, net worth or results of operations of PrinceRidge, IFMI or IFMI Parent, (2) embezzlement, (3) theft or (4) criminal misconduct, in each case by Executive against PrinceRidge, IFMI, IFMI Parent, or any Control Entity and which were unknown to IFMI or IFMI Parent on the Effective Date and which neither IFMI nor IFMI Parent should have known prior to the Effective Date, and (b) PR Claims relating to the validity of this Agreement, the enforcement of this Agreement, or a breach of this Agreement. Nothing in this Agreement shall limit or restrict Executive’s rights under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.6 and 5.7 of the Executive Agreement.

14. Representations, Warranties and Covenants of Executive. Executive hereby represents and warrants, on behalf of himself and his heirs, successors and assigns, to PrinceRidge, IFMI and IFMI Parent as follows:

(a) Executive has the requisite power, authority and capacity to enter into and deliver this Agreement to perform Executive’s obligations hereunder and to consummate the transactions contemplated hereby. Executive has duly executed and delivered this Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement, to perform Executive’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is a valid, legal and binding obligation of Executive, enforceable against Executive in accordance with its terms.

(b) The execution, delivery and performance by Executive of this Agreement and the consummation by Executive of the transactions contemplated hereby do not and will not: (i) violate any law binding upon or applicable to Executive or Executive’s properties or require any consent, approval, waiver, action, order or authorization of, notice to, or registration or filing with, any person, entity or governmental body, agency or authority; or (ii) constitute a breach or violation of or default under (with or without notice or lapse of time or both) any contract, agreement or other instrument binding upon Executive.

(c) Executive is the sole owner, beneficially and of record, of the Securities. Executive owns the Securities free and clear of all liens, pledges, security interests, and claims, charges, restrictions, prior assignments and encumbrances of any nature whatsoever.

(d) Except for the Securities, the Restricted Shares and the Restricted Units, Executive, his spouse and children, any entity controlled by Executive or any of his spouse or children, and any trust established for the benefit of Executive or any of his spouse or children do not own any capital stock, securities or equity interest of any kind or nature of PrinceRidge, IFMI, IFMI Parent or any of their respective subsidiaries.

(e) Following the transactions contemplated by this Agreement, Executive, his spouse and children, any entity controlled by Executive or any of his spouse or children, and any trust established for the benefit of Executive or any of his spouse or children will own no securities convertible into, exchangeable for or evidencing the right to purchase or subscribe for, including any options, any shares of capital stock or other securities of PrinceRidge, IFMI, IFMI Parent or their respective subsidiaries. Except for this Agreement, Executive and his spouse and children have not entered into any agreement with respect to the voting, sale or transfer of any shares of capital stock or any other securities of PrinceRidge, IFMI, IFMI Parent or their respective subsidiaries.

(f) Executive hereby acknowledges and agrees that: (i) PrinceRidge has provided access to information concerning PrinceRidge and the Securities sufficient for Executive to make a fully informed decision regarding the sale of the Securities and the entry into the transactions contemplated by this Agreement; and (ii) PrinceRidge has made available the opportunity to obtain any additional information that PrinceRidge possesses deemed necessary by the Executive to verify the accuracy of the information provided, and the Executive has received all such additional information requested.

(g) Executive has not looked to, or relied in any manner upon, PrinceRidge, IFMI, IFMI Parent or any of their respective Affiliates, or any of the owners, directors, officers, partners, members, shareholders, attorneys, advisers, employees, agents or representatives of the foregoing (collectively, the “Specified Parties”) for advice regarding the legal, tax or financial consequences of the sale of the Securities to PrinceRidge or the transactions contemplated by this Agreement, and neither PrinceRidge nor any of the Specified Parties has made or is making any representation or guarantee about any legal, tax or financial consequences or outcomes relating to the sale of the Securities to PrinceRidge or the transactions contemplated by this Agreement.

Executive has reviewed with his own tax advisors the federal, state and local tax consequences of the sale of the Securities to PrinceRidge and the transactions contemplated by this Agreement. Executive understands and agrees that Executive (and not PrinceRidge or any of the Specified Parties) shall be responsible for Executive’s own tax liability that may arise as a result of the sale of the Shares and the transactions contemplated by this Agreement. Executive has had the opportunity to consult with Executive’s own legal counsel, tax advisors, financial and other advisors in connection with the sale of the Securities to PrinceRidge and the transactions contemplated by this Agreement and hereby acknowledges that Executive is relying solely on Executive’s own legal counsel, tax advisors, financial and other advisors, and not on PrinceRidge or any of the other Specified Parties or any of their respective agents or representatives, for legal, tax, financial or investment advice with respect to sale of the Securities to PrinceRidge or the transactions contemplated by this Agreement.

(h) For five years following the Effective Date, Executive shall not acquire, directly or indirectly, any capital stock, equity or ownership interests or rights or other securities of any kind or nature (or any options, securities, interests or rights convertible into, or exchangeable for, any capital stock, equity or ownership interests or rights or other securities of any kind or nature) of PrinceRidge, IFMI or IFMI Parent unless waived in writing by IFMI Parent.

15. Representations, Warranties and Covenants of PrinceRidge.

(a) Each of PrinceRidge, IFMI and IFMI hereby represents and warrants to Executive as follows:

(i) Such entity has the requisite power, authority and capacity to enter into and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such entity has duly executed and delivered this Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is a valid, legal and binding obligation of such entity, enforceable against such entity in accordance with its terms.

(ii) The execution, delivery and performance by such entity of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (A) violate any law binding upon or applicable to such entity or its properties or, other than the approval of the Board of the Company, require any consent, approval, waiver, action, order or authorization of, notice to, or registration or filing with, any person, entity or governmental body, agency or authority; or (B) constitute a breach or violation of or default under (with or without notice or lapse of time or both) any contract, agreement or other instrument binding upon such entity.

(b) Each of PrinceRidge, IFMI and IFMI Parent agrees to provide Executive with an opportunity to review and comment upon any press release and any Form 8-K relating to the transactions contemplated by this Agreement.

16. Miscellaneous.

(a) Survival. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Termination; Amendment. This Agreement may be terminated only by the mutual written consent of the parties hereto. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by each of the parties to be bound thereby.

(c) Third Party Rights. Notwithstanding any other provision of this Agreement, except for the Specified Parties and the Released Parties, who shall be deemed to be third party beneficiaries of this Agreement, this Agreement shall not create benefits on behalf of any other person or entity not a party to this Agreement, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

(d) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any provision of this Agreement or the application thereof to any person or entity or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or entities or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive, PrinceRidge, IFMI, IFMI Parent, or any of the Released Parties. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

(e) Counterparts. This Agreement may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

(f) Entire Agreement. This Agreement (together with the Exhibits hereto) contains the entire agreement and understanding between the parties hereto as to the subject matter hereof and, other than as specifically provided herein, supersedes all prior and contemporaneous negotiations and agreements (whether written or oral) with respect thereto. This Agreement shall not constitute a Supplementary Agreement, as such term is defined in the Partnership Agreement.

(g) Further Assurances. Each party shall take such further actions and execute such further documents as may be reasonably requested by any other party in order to effectuate the purpose and intent of this Agreement.

(h) Assignment. Each of the parties hereto agrees that he or it may not assign his or its rights or obligations under this Agreement.

(i) Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of his employment, he shall not be eligible for any payments or benefits from PrinceRidge, IFMI or IFMI Parent except as expressly set forth in this Agreement. Executive also acknowledges and agrees that he has been paid for all time worked and has received all other compensation owed to him.

(j) Headings. The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

(k) No Admission of Liability. Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by PrinceRidge, IFMI, IFMI Parent, or any of the Released Parties and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since PrinceRidge, IFMI, IFMI Parent, and the Released Parties expressly deny liability. Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that PrinceRidge, IFMI, IFMI Parent, and the Released Parties do not believe or admit that any of them has done anything wrong.

(l) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered personally or sent by telex or telecopy or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via a nationally recognized courier service for next business day delivery, to the party to whom it is directed:

If to PrinceRidge:

PrinceRidge Partners LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attention: Chief Executive Officer

Facsimile: (646) 792-5610

with a copy to:

PrinceRidge Partners LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: (646) 792-5610

If to IFMI or IFMI Parent:

c/o IFMI LLC

2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Attention: Chief Executive Officer

Facsimile: (215) 701-8280

with a copy to:

c/o IFMI LLC

2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Attention: General Counsel

Facsimile: (215) 701-8280

If to the Executive, to Executive’s address and/or facsimile number as set forth in the records of PrinceRidge or, if Executive has designated different contact information, as otherwise designated by Executive following the Effective Date.

with a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036-6569

Attn: Donald Zakarin, Esq.

Facsimile: (212) 798-6306

(m) Section 409A.

(i) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(ii) PrinceRidge Representation. Each of PrinceRidge, IFMI and IFMI Parent hereby represents and warrants to, and covenants with, Executive that on the Effective Date Executive is not a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations).

(iii) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses actually incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(n) Attorneys’ Fees. With respect to any actions, suits or disputes that are litigated in a court of law between or among the parties hereto, the party who loses any such dispute shall pay his or its own fees and expenses of legal counsel as well as the reasonable fees and expenses of counsel of the other parties in such litigation.

17. Consideration Period. By signing and returning this Agreement, Executive acknowledges that the consideration period afforded him prior to review and execution of this Agreement was a reasonable period of time to consider fully each and every term of this Agreement, including the Release, and to seek the advice of counsel of his choosing, and that he has given the terms full and complete consideration, including the Release, and that no promise or inducement not expressed in this Agreement has been made to him.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PrinceRidge Partners LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

PrinceRidge Holdings LP

By:	PrinceRidge Partners LLC, its general partner

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

IFMI, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Investment Officer

Institutional Financial Markets, Inc.

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

Executive:

/s/ John P. Costas
John P. Costas

[Signature Page to Separation, Release and Repurchase Agreement (John P. Costas)]

Exhibit A

ASSIGNMENT OF SECURITIES

THIS ASSIGNMENT OF SECURITIES (this “Assignment”), dated as of July 19, 2012, is entered into by John P. Costas (“Executive”) in favor of PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge LLC”) and PrinceRidge Holdings LP, a Delaware limited partnership (together with PrinceRidge LLC, “PrinceRidge”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, Executive and PrinceRidge are contemporaneously entering into that certain Separation, Release and Repurchase Agreement, dated as of the date hereof (the “Separation Agreement”), by and among PrinceRidge, Executive, IFMI, LLC, and Institutional Financial Markets, Inc.; and

WHEREAS, the parties hereto are entering into this Assignment pursuant to the terms and conditions of Section 6 of the Separation Agreement in order to effectuate the assignment and transfer by Executive to PrinceRidge all of Executive’s right, title and interest in, to and under the Securities as contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the Purchase Price, and the representations, warranties, covenants and agreements contained in this Assignment and the Separation Agreement, and intending to be legally bound hereby, PrinceRidge and Executive agree as follows:

1.	Assignment of Securities. Executive hereby assigns, transfers and delivers to PrinceRidge all of Executive’s right, title and interest in, to and under the Securities.

2.	Further Assurances. At any time and from time to time after the date hereof, Executive shall execute and deliver, upon PrinceRidge’s request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to this Assignment and to vest title to the Securities in PrinceRidge.

3.	Governing Law; Miscellaneous. This Assignment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Facsimile or electronic signatures shall be treated as original signatures.

[Signature page follows]

A-1

IN WITNESS WHEREOF, the undersigned has executed this Assignment as of the date first above written.

EXECUTIVE

By:
Name:	John P. Costas

A-2

Exhibit B

July 19, 2012

PrinceRidge Partners LLC

PrinceRidge Holdings LP

1633 Broadway, 28th Floor

New York, NY 10019

Attn: Secretary

RE:	Resignation

Gentlemen:

Pursuant to Section 8 of the Separation, Release and Repurchase Agreement, date as of the date hereof, by and among PrinceRidge Partners LLC, PrinceRidge Holdings LP, IFMI, LLC, Institutional Financial Markets, Inc. and me, I hereby resign, effective immediately, from my employment with, and all offices and positions that I hold with, each of PrinceRidge Partners LLC, PrinceRidge Holdings LP and all of their respective affiliates, including, without limitation, my position as an observer on the Board of Directors of Institutional Financial Markets, Inc. and all positions as officer, employee, agent, manager, director or trustee.

Sincerely,

John P. Costas

B-1